EXHIBIT 99.1

Adept Technology Reports Second Quarter Fiscal Year 2012 Results

PLEASANTON, Calif., Feb. 1, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2012 second quarter ended December 31, 2011.

Second Quarter Fiscal 2012 Results

Revenues for the second quarter of fiscal 2012 were $15.2 million, which compares to $13.3 million for the second quarter of fiscal 2011 and $16.6 million for the previous quarter of fiscal 2012. The annual increase in revenues reflects strength in the business units of Mobile and Packaging Solutions as well as growth in our core North American market. Adept reported a GAAP net loss of $1.2 million, or $0.13 per share in the second quarter of fiscal 2012, which compares to a net loss of $1.7 million, or $0.20 per share in the second quarter of fiscal 2011, and a net loss of $619,000, or $0.07 per share in the previous quarter.

Gross margin was 43.0% of revenue in the second quarter of fiscal 2012, compared to 38.9% of revenue in the second quarter of fiscal 2011 and 43.8% in the previous quarter. Operating expenses in the second quarter of fiscal 2012, which included $423,000 of restructuring expenses related to the consolidation of the Denmark facility into the Company's headquarters in California, were $7.5 million, compared to $7.0 million for the same period last year and $7.7 million in the previous quarter. The Company's operating loss for the second quarter of fiscal 2012 was $1.0 million, which compares to an operating loss of $1.8 million for the second quarter of fiscal 2011 and an operating loss of $435,000 in the previous quarter.

Adept's adjusted EBITDA loss was $79,000 in the second quarter of fiscal 2012, compared with an adjusted EBITDA loss of $190,000 in the second quarter of fiscal 2011 and adjusted EBITDA of $418,000 in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept ended the quarter with cash and cash equivalents of $6.5 million at December 31, 2011, compared to $7.1 million at October 1, 2011.

"The second fiscal quarter reflected excellent progress, particularly in our newly acquired businesses, posting our first meaningful revenues from packaging solutions and mobile robots," said John Dulchinos, president and chief executive officer of Adept. "In the second quarter, we successfully grew revenues 14% on an annualized basis with strong performances from packaging and US operations offsetting some weakness in Europe. In addition, we substantially completed the consolidation of our Denmark facility which we estimate will result in an expense reduction of approximately $500,000 per quarter, to be fully realized in our fourth fiscal quarter. We continue to aggressively pursue our primary goals to increase revenue growth and return the Company to growing earnings and cash flow."

Recent Highlights

  Delivered and recognized revenue on five packaging solution cells worth close to $1.0 million
  Achieved commercial mobile robot revenue of over $1.0 million
  Completed consolidation and IP transfer of Denmark operations to Pleasanton which will result in approximately $500,000/quarter of ongoing expense savings
  Added new VP of Global Sales & Marketing John Boutsikaris, to Executive Team to enhance packaging solutions expertise

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, senior vice president and chief financial officer, will host an investor conference call today, February 1, 2012 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2012 second quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2012. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 480-629-9818. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call 303-590-3030 and enter the passcode 4508600#.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings before interest income, income taxes, depreciation and amortization, goodwill impairment, stock compensation expense, restructuring charges, and merger and acquisition-related expenses, as a relevant measure of core operational performance. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team in fiscal 2011 and 2012 and in the Company's covenants for its line of credit.

Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued and restructuring charges could occur in the event of future corporate reconfiguration. The Company's historical restructuring activity has largely consisted of stock compensation expense and, to a lesser extent, severance, by contrast to the second quarter restructuring. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for revenues and cash flow, opportunities in our core markets and potential new markets, and our ability to grow our customer base and revenues through our acquisitions of MobileRobots and InMoTx to establish our Mobile and Packaging Solutions business. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in M&A activities and other expense-related matters, such as impact of our restructuring actions; the impact of integrating our acquired businesses and growth plans on our limited cash resources and requirements of our credit facility; the impact of the acquired companies on the Company's operations; the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2011, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 6,512	$ 8,627
Accounts receivable, less allowance for doubtful accounts of $537 at December 31, 2011 and $698 at June 30, 2011
	10,142	10,883
Inventories	10,214	9,547
Other current assets	514	416
Total current assets	27,382	29,473

Property and equipment, net	2,059	1,769
Goodwill	2,967	2,967
Intangible assets	1,919	2,152
Other assets	815	774
Total assets	$ 35,142	$ 37,135

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 6,859	$ 8,165
Accrued payroll and related expenses	1,723	2,214
Accrued warranty	1,137	1,116
Line of credit	4,300	3,900
Other accrued liabilities	2,003	1,157
Total current liabilities	16,022	16,552

Long-term liabilities:
Deferred income tax, long-term	1,550	1,364
Other long-term liabilities	555	397
Total liabilities	18,127	18,313

Total stockholders' equity	17,015	18,822
Total liabilities and stockholders' equity	$ 35,142	$ 37,135

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010

Revenues	$ 15,152	$ 13,329	$ 31,771	$ 27,943
Cost of revenues	8,644	8,148	17,989	16,369
Gross margin	6,508	5,181	13,782	11,574
Operating expenses:
Research, development and engineering	2,210	1,735	4,406	3,417
Selling, general and administrative	4,776	5,197	10,172	10,488
Restructuring charges	423	—	423	—
Amortization of other intangibles	116	58	233	116
Total operating expenses	7,525	6,990	15,234	14,021

Operating loss	(1,017)	(1,809)	(1,452)	(2,447)

Interest expense, net	(58)	(13)	(113)	(25)
Foreign currency exchange (loss) gain	(121)	70	(221)	(300)

Loss before income taxes	(1,196)	(1,752)	(1,786)	(2,772)
Provision for (benefit from) income taxes	12	(2)	41	37
Net loss	$ (1,208)	$ (1,750)	$ (1,827)	$ (2,809)

Basic and diluted net loss per share	$ (0.13)	$ (0.20)	$ (0.20)	$ (0.32)

Shares used in computing basic and diluted per share amounts	9,467	8,676	9,317	8,658

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended December 31, 2011	Three Months ended October 1, 2011	Three Months ended December 25, 2010

Net loss	$ (1,208)	$ (619)	$ (1,750)
Interest expense, net	58	55	13
Income taxes	12	29	(2)
Depreciation	218	284	261
Amortization of intangibles	116	117	58
Stock compensation expense	302	552	931
Restructuring charges	423	—	—
Merger and acquisition expenses	—	—	299
Adjusted EBITDA (loss)	$ (79)	$ 418	$ (190)
CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com